Daniel J. Weintraub - Bar #132111
James R. Selth - Bar #123420
Summer Saad - Bar #250337
WEINTRAUB & SELTH, APC
12424 Wilshire Boulevard, Suite 1120
Los Angeles, CA 90025
Telephone: (310) 207-1494
Facsimile: (310) 442-0660

Attorneys for Debtors and Debtors-In-Possession, DEJA FOODS, INC., and M&L WHOLESALE FOODS, LLC,

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA - SAN FERNANDO DIVISION

In re DEJA FOODS, INC., Debtor.	Case No. 1:06-bk-11351-KT Chapter 11 Jointly Administered with Case No. 1:06-bk-11352-KT In a Case Under Chapter 11 of the Bankruptcy Code (11 U.S.C. § 1101 et seq.)
In re M&L WHOLESALE FOODS, LLC, Debtor.	**MODIFIED FIRST AMENDED COMBINED PLAN OF REORGANIZATION OF DEJA FOODS, INC., AND M&L WHOLESALE FOODS, LLC** **Disclosure Statement Hearing** Date: October 4, 2007 Time: 2:00 p.m. Ctrm: Courtroom 301 U.S. Bankruptcy Court 21041 Burbank Bl. Woodland Hills, CA
Affects Both Debtors	**Plan Confirmation Hearing** Date: November 20, 2007 Time: 2:00 p.m. Ctrm: Courtroom 301 U.S. Bankruptcy Court 21041 Burbank Bl. Woodland Hills, CA

TABLE OF CONTENTS

I.

INTRODUCTION

Deja Foods, Inc. ("Deja"), and M&L Wholesale Foods, LLC ("M&L")(Deja and M&L are collectively referred to as the "Debtors"), are debtors in a jointly administered chapter 11 bankruptcy case (the "Case"). On August 14, 2006 (the "Petition Date"), Deja and M&L commenced bankruptcy cases by filing voluntary chapter 11 petitions under the United States Bankruptcy Code ("Code"), 11 U.S.C. § 101 et seq. This document is the Modified First Amended Chapter 11 Plan of Reorganization ("Plan") proposed by the Debtors ("Plan Proponent"). This is a reorganizing plan. In other words, the Proponent seeks to accomplish payments under the Plan by continuing to operate. The Effective Date of the proposed Plan is the first business day which is at least eleven (11) calendar days after the Order is entered on the Court's docket approving the Plan.

II.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. General Overview

As required by the Bankruptcy Code, the Plan classifies claims and interests in various classes according to their right to priority of payments as provided in the Bankruptcy Code. The Plan states whether each class of claims or interests is impaired or unimpaired. The Plan provides the treatment each class will receive under the Plan.

B. Unclassified Claims

Certain types of claims are not placed into voting classes;

instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Proponent has not placed the following claims in a class. The treatment of these claims is provided below.

1. Administrative Expenses

Administrative expenses are claims for costs or expenses of administering the Debtor's Chapter 11 case which are allowed under Code section 507(a)(1). The Code requires that all administrative claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment. GLA has agreed to different treatment as set forth below. The Debtors expect to pay the LNBRB claim prior to the Effective Date pursuant to a settlement agreement entered into with the Debtors which is subject to a Bankruptcy Rule 9019 motion which is likely to be determined prior to the Effective Date.

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The following chart lists <u>all</u> of the Debtor's § 507(a)(1) administrative claims and their treatment under the Plan.

Name	**Amount Owed**	**Treatment**
Weintraub & Selth, APC	$75,000.00[1]	Paid in full after Court approval of fees
Rick Saperstein	$15,000.00	Paid in full after Court approval of fees
New York Department of Taxation and Finance	$2,018.80	Paid in full on Effective Date
Merrill Communications LLC	$2,260.00	Paid in full on Effective Date
Clerk's Office Fees	Not applicable	Paid in full on Effective Date
Office of the U.S. Trustee	$500.00	Paid no later than 1 month after the quarter for which the fees are due

[1] "Amount Owed" for Weintraub & Selth, APC and Rick Saperstein is an estimated amount as of the Plan Effective Date after application of retainers paid to claimants.

Name	Amount Owed	Treatment
Grocery Liquidators of America, LLC	$125,000.00	GLA shall receive interest only payments on a quarterly basis, commencing on the first of the first full calendar quarter following the Effective Date, provided however that payments shall not begin until payment of all creditors and interest holders receive the distributions or payments they are entitled to under the Plan. Under the Plan, the final payment to creditors is due as late as 8/14/2011. The balance shall mature and come due on the first day of the first full monthly following the last payment due to creditors under the Plan, but in no event sooner than January 1, 2010. The Plan modifies the GLA Note executed by Deja which provides that the Note matures on the earlier of February 25, 2008 or the date of a default by Deja.

Name	**Amount Owed**	**Treatment**
Levene, Neale, Bender, Rankin and Brill (former counsel for the Debtors)	$386,652.77	To be paid $125,000 in full and final satisfaction of all claims of LNBRB against the Debtors; Payment to be made from segregated funds held by LNBRB upon entry of final order of the Court approving the LNBRB Settlement
Administrative Claims Expected to Be Due and Payable on The Effective Date (or Upon the Court's Approval Of Fee Applications Shortly After the Effective Date)	**TOTAL $94,778.80**	
Administrative Claims Expected to Be Due on The Effective Date PLUS the GLA Loan--Which Is Due As Late As 8/14/2011	**TOTAL $219,778.80**	
Administrative Claims Due on The Effective Date PLUS the GLA Loan <u>AND</u> the Claim of Levene, Neil, Bender, Rankin and Brill Which Debtors Will Pay Upon Entry of a Final Order Approving the LBNRB Settlement; Debtors Expect the LNBRB Claim Will Be Satisfied and Paid Pursuant to the Settlement Prior to Plan Confirmation	**TOTAL $606,431.57**	

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Court Approval of Professional Fees Required:

The Court must rule on all professional fees listed in this chart. For all fees except Clerk's Office fees and U.S. Trustee's fees, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under this Plan.

2. Priority Tax Claims

Priority tax claims are certain unsecured income, employment and other taxes described by Code section 507(a)(8). The Code requires that each holder of such a section 507(a)(8) priority tax claim receive the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

a. Deja Priority Tax Claims

The following chart lists all of Deja's section 507(a)(8) priority tax claims and their treatment under the Plan:

Description	**Amount Owed**	**Treatment**
•Name=New York Department of Taxation and Finance •Type of Tax=Withholding •Date tax assessed=12/31/06	$1,000.00	•Pymt interval=One payment •Begin Date=30 days following Effective Date •End Date=30 days following Effective Date •Interest Rate=0% •Total Payout Amount=$1,000

Description	Amount Owed	Treatment
•Name=City of Los Angeles Office of Finance, Tax/Permit Div. •Type of Tax=Wholesale Sales •Period(s)=2004, 2005, 2006 •Date tax assessed=1/19/2007	$59,048.81	•Pymt interval=Monthly •Begin Date=30 days following Effective Date •End Date=8/14/2011 •Interest Rate=5% •Amount of each payment=To be determined based upon the "Begin Date"; Buck-A-Roo$ Holding Corp., shall make equal monthly installment payments on the allowed claim to fully amortize the claim over the term commencing on the "Begin Date" and ending on the "End Date" •Total Payout Amount: To be determined; The claimant shall receive the full amount of its allowed claim, plus interest at 5% per annum, simple interest
•Name=Internal Revenue Service •Type of Tax=FICA/FUTA •Period(s)=1/1/06-8/14/06 •Date tax assessed=8/14/2006	$1,121.95	•Pymt interval=One payment •Begin Date=Date=30 days following Effective Date •End Date=Date=30 days following Effective Date •Interest Rate=0% •Total Payout Amount=$1,121.95

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b. M&L Priority Tax Claims

The following chart lists all of M&L's section 507(a)(8) priority tax claims and their treatment under the Plan:

Description	**Amount Owed**	**Treatment**
•Name=City of Los Angeles Office of Finance, Tax/Permit Div. •Type of Tax=Wholesale Sales •Period(s)=2004, 2005, 2006 •Date tax assessed=2/13/2007	$46,357.76	•Pymt interval=Monthly •Begin Date=One month following entry of a final order on the objection to claim to be filed by M&L not later than 30 days following the Effective Date provided the Court orders that the claim is allowed •End Date=8/14/2011 •Interest Rate=5% •Amount of each payment=To be determined based upon the "Begin Date"; DFGS Deja Foods Government Services, shall make equal monthly installment payments on the allowed claim to fully amortize the claim over the term commencing on the "Begin Date" and ending on the "End Date" •Total Payout Amount: To be determined; The claimant shall receive the full amount of its allowed claim, plus interest at 5% per annum, simple interest

Description	Amount Owed	Treatment
•Name=Internal Revenue Service •Type of Tax=FICA/FUTA •Period(s)=1/1/06-8/14/06 •Date tax assessed=8/14/2006	$10,203.00	•Pymt interval=Monthly •Begin Date=One month following entry of a final order on the objection to claim to be filed by M&L not later than 30 days following the Effective Date provided the Court orders that the claim is allowed •End Date=8/14/2011 •Interest Rate=5% •Amount of each payment=To be determined based upon the "Begin Date"; DFGS Deja Foods Government Services, shall make equal monthly installment payments on the allowed claim to fully amortize the claim over the term commencing on the "Begin Date" and ending on the "End Date" •Total Payout Amount: To be determined; The claimant shall receive the full amount of its allowed claim, plus interest at 5% per annum, simple interest

C. Classified Claims and Interests

1. Classes of Secured Claims

Secured claims are claims secured by liens on property of the estate. The following chart lists all classes containing the Debtors' secured pre-petition claims and their treatment under this Plan:

CLASS #	DESCRIPTION	INSIDERS (Y/N)	IMPAIRED (Y/N)	TREATMENT
1	Secured Claim of: •Name=Myron and Lisa Stoltzfus[2] •Collateral Description= $20,000 cash •Collateral Value=$20,000 •Priority of lien=1st •Principal/amount of claim=N/A (settled)	N	Y	•Pymt interval=One payment •Pymt amt=$20,000 •Balloon Pymt=yes •Begin Date= 10 days following Effective Date •End Date= 10 days following Effective Date •Total Payout=$20,000 •Treatment of Lien=Affirmed and satisfied by payment described herein

2. Classes of Priority Unsecured Claims

Certain priority claims that are referred to in Code Sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claims.

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[2] Several creditors have filed claims which they designated as secured claims. Laurus has foreclosed on all assets of the Debtors. Accordingly, all claims filed as "secured" are disputed by the Debtors on the grounds that they are improperly classified and Debtors shall file appropriate objections.

The following chart lists all classes containing the Debtors' 507(a)(3), (a)(4), (a)(5), (a)(6), and (a)(7) priority unsecured claims and their treatment under this Plan:

CLASS #	**DESCRIPTION**	**IMPAIRED (Y/N)**	**TREATMENT**
2	Priority Unsecured Claim Pursuant to 11 U.S.C. §507(a)(4) Total amount owed=$714.70[3]	N	•Pymt interval=One payment •Begin Date=Date= On the Effective Date •End Date=Date= On the Effective Date •Interest Rate=0% •Total Payout Amount=$714.70

Class 2 is not an impaired class.

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[3] Several creditors have filed claims which they designated as priority claims. All claims filed as "priority" are disputed by the Debtors on the grounds that they are improperly classified and Debtors shall file appropriate objections.

3. **Classes of General Unsecured Claims**

General unsecured claims are unsecured claims not entitled to priority under Code section 507(a). Attached hereto as **Exhibit 3** is a list of <u>all</u> general unsecured claims. The following chart identifies this Plan's treatment of the classes containing <u>all</u> of the Debtors' general unsecured claims:

CLASS #	**DESCRIPTION**	**IMPAIRED (Y/N)**	**TREATMENT**
3	General unsecured claim of Laurus Master Fund Total amount of claim=$1,348,635.83, less any collections received from Collateral plus 1,000,000 warrants	Y	•Pymt interval=In accordance with the Settlement Agreement approved by the Bankruptcy Court, the Class 3 Claim holder shall receive (a) 500,000 shares of New Common Stock in Buck-A-Roo$ Holding Corporation, and (b) 500,000 shares of New Common Stock in DFGS Deja Foods Government Services in full and final satisfaction of any and all claims and interest Laurus has against either Debtor •Pymt amt/interval=N/A •Begin Date=30 days following Effective Date •End Date=30 Days following Effective Date •Interest Rate=N/A •Total Payout=$142,500 in New Common Stock

CLASS #	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT
4	General unsecured claims •Total Amount of General Unsecured Claims for Both Deja and M&L= 8,985,867.92	Y	•Pymt interval=In respect of their allowed general unsecured claims against Deja and M&L, allowed Class 4 shall receive their pro rata percentage of (a) 500,000 shares of New Common Stock in Buck-A-Roo$ Holding Corporation, and (b) 500,000 shares of New Common Stock in DFGS Deja Foods Government Services; the shares of Deja are valued at $.27 each for purposes of the Plan and the shares of M&L are valued at $.015 each for purposes of the Plan; •Pymt amt/interval=N/A •Begin Date=30 days following Effective Date •End Date=30 Days following Effective Date •Interest Rate=N/A •Total Payout=$142,500 of New Common Stock

4. Class(es) of Interest Holders

Interest holders are the parties who hold ownership interest (i.e., equity interest) in the Debtor. If the Debtor is a corporation, entities holding preferred or common stock in the Debtor are interest holders. If the Debtor is a partnership, the interest holders include both general and limited partners. If the Debtor is an individual, the Debtor is the interest holder. The following chart identifies the Plan's treatment of the class of interest holders:

CLASS #	DESCRIPTION	IMPAIRED (Y/D)	TREATMENT
5	All Interests in Deja, including but not limited to all common stock, stock options and warrants, other than common stock, other than Interests owned by David Fox	Y	With the exception of David Fox, whose original shares in Deja shall be terminated, Deja's existing shares shall be reverse split on a basis of one share for every 33 shares owned previously. All warrants and stock options shall be cancelled and extinguished on the Effective Date.
6	All Interests in M&L, including but not limited to all common stock, stock options and warrants	Y	All Interest in M&L shall be cancelled and extinguished on the Effective Date; The only Interest in M&L is owned by Deja which is an insider of M&L as that term is defined in the Code

D. Means of Effectuating the Plan

1. Funding for the Plan

Generally speaking, the Plan will be funded through the acquisition by Deja of the Buck-A-Roo$ Assets and the infusion of $150,000.00 of new equity into M&L by Deja, who shall receive such cash from GLA on the Effective Date. The new equity and credit facilities shall be available to M&L as new operating capital. General unsecured creditors under the Plan shall receive stock in exchange for their debt. For a more detailed description of the means of effectuating the Plan and specifically the funding for the Plan, see the discussion in the Disclosure Statement beginning at page 20, line 14.

2. Issuance of New Common Stock

On the Effective Date, Buck-A-Roo$ Holding Corporation and DFGS Deja Foods Government Services shall each authorize 25,000,000 shares of new common stock, of which 1,000,000 shares of each company (the "New Common Stock") shall be issued pursuant to the provisions of Bankruptcy Code Section 1145 and in conjunction with confirmation of the Plan.

3. Post-Confirmation Management

Following confirmation of the Plan, David Fox will perform any and all services necessary as part of his customary duties as CEO of Deja and Managing Member of M&L. Mr. Fox shall, among other things, to the extent it does not interfere with the post-confirmation operations of Debtors, assist in preparing and prosecuting all avoidance actions by providing and analyzing records, providing testimony and background information where necessary and assisting in any analysis which may be required, in addition to performing any and all other duties in order to cause the implementation of the Plan.

Mr. Fox shall be paid a salary of $7,500 per month by each of the reorganized debtors and shall split his time equally between the companies, with annual increases (at each fiscal year after the Effective Date of the Plan), and bonuses as deemed appropriate by the board of directors or each of the Reorganized Debtors.

Mr. Fox shall be entitled to such other fringe benefits as are adopted by the Debtors for the benefit of their employees generally. Deja and M&L respectively shall reimburse Mr. Fox for all expenses reasonably incurred by him in the carrying out of his duties pursuant to his employment.

It is anticipated that the post confirmation Boards of Directors of Deja and M&L shall consist of David Fox and Gregory Perlman.

4. Disbursing Agent

David Fox shall act as the disbursing agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond.

E. Risk Factors

The proposed Plan has the following risks:

INHERENT UNCERTAINTY IN THE STATEMENTS OF PROJECTED EARNINGS AND CASH FLOW

The projections of operating earnings and cash flow attached to the Disclosure Statement as Exhibits 11 and 13 represent a prediction of future events based upon certain assumptions, including the assumptions set forth with the Debtors' projections. Because these future events may not necessarily occur, the projections cannot be relied upon as a guarantee of the Debtors' actual operations.

There are of course risks inherent in every business. While the Buck-A-Roo$ stores are currently experiencing significant sales growth and Deja believes it has a very promising business plan and model for growth, it is conceivable that the Buck-A-Roo$ stores will fail to perform as hoped, not meet sales projections or will fail to expand, or some or all of the same. Similarly, while M&L believes it has a successful business model, it is possible that the M&L business will seek to attain its goals and/or fail.

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MARKET FOR SECURITIES

The Debtors intend to list their stock on the OTC Bulletin Board. The Debtors make no guarantee that their stock will be traded at a sufficient volume to provide any liquidity. There are no certainties that there will be any market for the Debtors' securities after the Debtors' Plan is confirmed.

III.

TREATMENT OF MISCELLANEOUS ITEMS

A. Executory Contracts and Unexpired Leases

1. Assumptions

The following are the unexpired leases and executory contracts to be assumed as obligations of the reorganized Debtor under this Plan (see **Exhibit 1** for more detailed information on unexpired leases to be assumed and **Exhibit 2** for more detailed information on executory contracts to be assumed):

NONE

On the Effective Date, the unexpired leases listed above shall be assumed as an obligation of the reorganized Debtor. The Order of the Court confirming the Plan shall constitute an Order approving the assumption of the leases listed above. If you are a party to the leases to be assumed and you object to the assumption of your lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section I.B.3. of this document for the specific date.

2. Rejections

On the Effective Date, all other executory contracts and unexpired leases will be rejected. The order confirming the Plan

shall constitute an Order approving the rejection of the lease or contract. If you are a party to a contract or lease to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section I.B.3. of this document for the specific date.

THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS THIRTY (30) DAYS FROM THE EFFECTIVE DATE. Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Court later orders otherwise.

B. Exemption from Registration, Resale Issues and Restrictions on Sale

In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and of state and local securities laws afforded by Section 1145 of the Code, (with the exception of the New Common Stock issued under the Plan to B.A.R. Vanowen, GLA and Deja), the New Common Stock to be issued pursuant to the Plan on and after the Effective Date need not be registered under the Securities Act or any state or local securities laws. The New Common Stock will not be subject to any statutory restrictions on transferability and may be resold by any holder without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in Section 1145(b) of the Code. Entities who believe they may be "underwriters" under the definition contained

in Section 1145 of the Code are advised to consult their own counsel with respect to the availability of the exemption provided by Section 1145. The Debtors believe that Mrss. Fox and Perlman are "underwriters" under the Code.

C. Laurus Premptive Rights

Pursuant to that certain Settlement Agreement entered into by and between the Debtor and Laurus and which is attached as Exhibit "1" to the Disclosure Statement, in connection with any offering by the Reorganized Debtors of any shares of, or securities convertible into or exercisable for any shares of, the common stock of the Reorganized Debtors (such shares or securities, the "Covered Securities"), the Reorganized Debtor shall deliver written notice("Notice") to Laurus, at any time either prior to or concurrent with the commencement of the offering, stating (i) its bona fide intention to offer, or that there has commenced an offering of, Covered Securities, (ii) the number or amount of Covered Securities shares to be offered or which are being offered, and (iii) the price and terms, if any, upon which the Reorganized Debtors propose to offer the Covered Securities or, if the Covered Securities have been subscribed for, the actual price and terms of such Covered Securities. Within 10 calendar days after receipt of the Notice, Laurus may elect to purchase or obtain, at the same price and on the same terms specified in the Notice, up to that number or amount of Covered Securities which is necessary in order to enable Laurus to hold, in the aggregate, Covered Securities in an amount equal, when combined with the shares provided to Laurus under the Plan and all Covered Securities subscribed for by Laurus in subsequent offerings to

which the Laurus pre-emptive right applied, to 5% of the aggregate of all Covered Securities then outstanding or being offered in the offering (the "Laurus Preemptive Right"). If Laurus does not notify the Reorganized Debtors in writing of its intention to subscribe for all or a portion of the Covered Securities within such 10-day period, the Reorganized Debtors may, during the 60-day period following the expiration of such 10-day period, offer the remaining unsubscribed portion of the Covered Securities to any person or persons at a price not less than, and upon terms no less favorable to the Reorganized Debtors than those specified in the Notice. If the Reorganized Debtors do not enter into an agreement for the sale of the Covered Securities within such period, if such agreement is not consummated within 30 days of the execution thereof, the Laurus Pre-Emptive Right shall once again apply and the Covered Securities shall not be offered unless offered to Laurus in accordance herewith. If Laurus notifies the Reorganized Debtors in writing of its intention to subscribe for all or a portion of its allocation of Covered Securities within such 10-day period, the Reorganized Debtors shall issue and sell to Laurus, on the terms and conditions specified in the Notice, the number or amount of Covered Securities subscribed for by Laurus and shall not allow Laurus to be diluted during the remaining portion of the offering. The Laurus Pre-Emptive Right shall expire on the earlier of (a) second anniversary of the Effective Date or (b) the closing of the offering of Covered Securities at which the Reorganized Debtors first receives, as the gross offering proceeds thereof, cash and/or property having a fair market value in an amount which, when combined with the gross proceeds of any previous

post-Effective Date offerings of Covered Securities by the Reorganized Debtors with respect to which the Reorganized Debtors have complied with the Laurus Pre-Emptive Right, equals or exceeds $5 million. Until its expiration, the Laurus Pre-Emptive Right shall apply to each offering of Covered Securities by Reorganized Debtors, including any offering the closing of which may trigger an expiration of such right.

D. Amendment to Charter Documents of Debtor and Other Matters

1. Cancellation of Outstanding Securities of the Debtor

Except as set forth specifically herein, on the Effective Date, without shareholder approval, all outstanding instruments and securities representing Interests in the Debtor and any rights to acquire Interests in the Debtor, including but not limited to any and all shares of common stock, conversion rights, warrants, and options to acquire stock, shall be deemed canceled and of no further force or effect, without any further action on the part of the Court or any person. The holders of such canceled instruments, securities, and other documents shall have no rights arising from or relating to such instruments, securities or other documents or the cancellation thereof, except the rights provided pursuant to this Plan.

2. Amendments to Articles of Incorporation and Bylaws

On the Effective Date, the Board of Directors of each of the Reorganized Debtors shall be authorized to amend the Articles of Incorporation and Bylaws to accomplish the following:

(i) Each Debtor shall authorize 25,000,000 shares of New Common Stock and issue 10,000,000 shares of New Common Stock. Subject to the terms of the Laurus Agreement,

the Board of Directors shall determine in their discretion the rights, privileges and restrictions granted or imposed on such shares;

(ii) Provide that the Reorganized Debtors shall have one class of capital stock, which shall be entitled to such voting, dividend, information and other rights as (A) customarily pertain to common stock and (B) are required by the Nevada General Corporation Law, as amended from time to time;

(iii) The New Common Stock shall be subject to no restrictions under the certificate of incorporation or by-laws of the Reorganized Debtors, as amended from time to time, or any shareholders' agreement, proxy, voting agreement, voting trust, creditor trust or similar arrangement regarding beneficial ownership, enjoyment or exercise of rights or transfer;

(iv) Issue shares to carry out any transaction contemplated in the Plan without solicitation of or notice to shareholders;

(v) Take all action necessary and appropriate to carry out the terms of the Plan including a name change for each of the Reorganized Debtors;

(vi) Amend the Reorganized Debtors' Articles of Incorporation and/or by-laws to provide the maximum indemnification or other protections to each of the Reorganized Debtors' officers, directors and agents and employees that is allowed under applicable law;

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(vii) In accordance with Section 1123(a)(b) of the Code, include within its charter a provision prohibiting the issuance of nonvoting equity securities;

(viii) Institute one or more stock option, stock grant, and director/officer programs to an amount up to fifteen percent (15%) of the total then issued and outstanding shares of New Common Stock; and

(ix) Authorize a share repurchase program whereby the Reorganized Debtor may purchase up to ten percent (10%) of its issued and outstanding shares in any one year period.

3. Take Required Actions

Without shareholder approval, the Board of Directors of the Reorganized Debtor shall be authorized to take any and all action necessary or appropriate to effectuate any amendments to each of the Reorganized Debtors' Certificate of Incorporation and/or by-laws called for under the Plan and the Board of Directors and officers of the Reorganized Debtors shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish same.

4. Effect of Confirmation of the Plan

General Comments

The provisions of a confirmed Plan bind the Debtors, any person or entity acquiring property under the Plan, and any Creditor or Interest Holder of the Debtors, even those who do not vote to accept the Plan.

The confirmation of the Plan vests all property of each of the estates in the respective Reorganized Debtors.

The automatic stay is lifted upon confirmation as to property of the estate. However, the stay continues to prohibit collection or enforcement of pre-petition claims against the Debtors or the Debtors' property until the date the Debtors receives a discharge, if any. If the Debtors do not seek a discharge, the discharge is deemed denied, and the stay as to the Debtors and the Debtors' property terminates upon entry of the Order confirming the Plan.

5. Changes in Rates Subject to Regulatory Commission Approval

This Debtor is not subject to governmental regulatory commission approval of its rates.

6. Retention of Jurisdiction

The Court will retain jurisdiction to the extent provided by law.

IV.

EFFECT OF CONFIRMATION OF PLAN

A. Discharge

This Plan provides that upon entry of an order confirming the Plan, the Debtors shall each be discharged of liability for payment of debts incurred before confirmation of the Plan, to the extent specified in 11 U.S.C. § 1141. However, the discharge will not discharge any liability imposed by the Plan.

B. Revesting of Property in the Debtors

Except as provided elsewhere in the Plan, the confirmation of the Plan revests all of the property of each of the estates in each of the respective the Debtors.

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C. Modification of Plan

The Proponent of the Plan may modify the Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or revoting on the Plan.

The Proponent of the Plan may also seek to modify the Plan at any time after confirmation only if (1) the Plan has not been substantially consummated <u>and</u> (2) the Court authorizes the proposed modifications after notice and a hearing.

D. Post-Confirmation Status Report

Within 120 days of the entry of the order confirming the Plan, the Plan Proponent shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further status reports shall be filed every 120) days and served on the same entities.

E. Post-Confirmation Payment of United States Trustee Fees

Following confirmation of the Plan, the Plan Proponent shall continue its quarterly fee payments to the United States Trustee as mandated under 28 U.S.C. § 1930, until such time as the case is converted, dismissed, or closed.

F. Post-Confirmation Payment of Professional Fees

Following confirmation of the Plan, the professional fees incurred by the Debtors' professionals shall be paid in the ordinary course of business without the requirement of additional fee applications.

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G. Conversion/Dismissal

A creditor or party in interest may bring a motion to convert or dismiss the case under § 1112(b), after the Plan is confirmed, if there is a default in performing the Plan. If the Court orders, the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7 estate. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Court during this case.

The order confirming the Plan may also be revoked under very limited circumstances. The Court may revoke the order if the order of confirmation was procured by fraud and if the party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the order of confirmation.

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H. Final Decree

Once the estate has been fully administered as referred to in Bankruptcy Rule 3022, the Plan Proponent, or other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

Dated: November 14, 2007

DEJA FOODS, INC.

By: ______________________
DAVID FOX
Chief Executive Officer

Dated: November 14, 2007

M&L WHOLESALE FOODS, LLC

By: ______________________
DAVID FOX
Managing Member

Dated: November 14, 2007

WEINTRAUB & SELTH, APC

By: ______________________
DANIEL J. WEINTRAUB
SUMMER SAAD
Attorneys for DEJA FOODS, INC. and M&L WHOLESALE FOODS, LLC, Debtors and Debtors-in-Possession